Exhibit 21.1

Entity Name	State of Incorporation/Formation
Banner Pharmacaps Inc.	Delaware
CEPH International Corporation	Puerto Rico
DPI Newco LLC	Delaware
DPx Fine Chemicals Austria GmbH & CoKG	Austria
DPx Fine Chemicals GmbH	Austria
DPx Holdings B.V.	Netherlands
DPx Life Science Products International GmbH	Austria
DPx Pharma Chemicals Regensburg GmbH	Germany
DSM Pharma Chemicals Venlo B.V.	Netherlands
DSM Pharmaceutical Products, Inc.	Delaware
Greenville Service Company, Inc.	Delaware
JLL/Delta Dutch Holdco II B.V.	Netherlands
JLL/Delta Dutch Pledgeco B.V.	Netherlands
JLL/Delta Dutch Sub B.V.	Netherlands
Patheon API Manufacturing Inc.	South Carolina
Patheon API Services Inc.	South Carolina
Patheon B.V.	Netherlands
Patheon Banner U.S. Holdings Inc.	Delaware
Patheon Biologics (NJ) LLC	Delaware
Patheon Biologics Australia Pty. Ltd.	Australia
Patheon Biologics B.V.	Netherlands
Patheon Biologics LLC	Delaware
Patheon Calculus Merger LLC	Delaware
Patheon Cooperatief U.A.	Netherlands
Patheon Development Services Inc.	Delaware
Patheon Finance LLC	Delaware
Patheon France SAS	France
Patheon Holdings II B.V.	Netherlands
Patheon Holdings SAS	France
Patheon Inc.	Canada
Patheon International AG	Switzerland

Patheon Italia S.p.A.	Italy
Patheon K.K.	Japan
Patheon Manufacturing Services LLC	Delaware
Patheon Pharmaceuticals Inc.	Delaware
Patheon Pharmaceuticals Services Inc.	Delaware
Patheon Puerto Rico Acquisitions Corporation	Puerto Rico
Patheon Puerto Rico, Inc.	Puerto Rico
Patheon Softgels B.V.	Netherlands
Patheon U.S. Holdings Inc.	Delaware
Patheon U.S. Holdings LLC	Delaware
Patheon UK Limited	England
Percivia LLC	Delaware
Pharmacaps Mexicana S.A. de C.V.	Mexico
REP GBP I-B Blocker, Inc.	Delaware